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                                                                   Exhibit 10.71


                           REVOLVING CREDIT AGREEMENT

                            DATED AS OF JULY 10, 2001

                                      AMONG

                           APPLIEDTHEORY CORPORATION,

                         THE SUBSIDIARIES NAMED HEREIN.

                                       AND

                            THE LENDERS NAMED HEREIN,
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               REVOLVING CREDIT AGREEMENT dated as of July 10, 2001, among
APPLIEDTHEORY CORPORATION, a Delaware corporation (the "Borrower") the subsidiaries of Borrower listed on Exhibit D ("the Subsidiaries") and each of the undersigned Lenders (the "Lenders").

               Each of the Lenders has severally agreed to make Revolving Credit Loans (such term and all other capitalized terms used in this paragraph having the respective meanings ascribed to such herein) to Borrower and the Subsidiaries at any time and from time to time prior to the Revolving Credit Termination Date in an aggregate principal amount not in excess of $6 Million as to all Lenders at any time outstanding, and as to any Lender not to exceed the principal amount opposite its name listed on Exhibit A hereto. The obligation of the Lenders to make Revolving Credit Loans shall be several and not joint. The Borrower and the Subsidiaries will provide certain collateral in accordance with the provisions of this Agreement and the Security Documents. The Subsidiaries will guaranty the obligations of the Borrower under this Agreement and the Revolving Credit Notes. The Borrower will guaranty the obligations of the Subsidiaries under this Agreement and under the Revolving Credit Notes. The Lenders are willing to extend such Revolving Credit Loans to the Borrower and the Subsidiaries subject to the terms and conditions hereinafter set forth. Accordingly, the Borrower and the Subsidiaries, and each of the Lenders, severally and not jointly, hereby agree as follows:

1.       DEFINITIONS

               SECTION 1.1 Certain Defined Terms. For purposes hereof, the following terms shall have the meanings specified below:

               "Accounts" shall have the meaning assigned to such term in the Security Agreement.

               "Affiliates" shall mean, as to any person, any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with such person. For purposes of this definition, a controlled person (a "Controlled Person") shall be deemed to be controlled by another person (a "Controlling Person") if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise.

               "Availability" shall mean at any time (i) the lesser at such time of (x) the Total Revolving Credit Commitment and (y) as to any Loan Obligor, the Borrowing Base of such Loan Obligor, minus (ii) the sum at such time of the unpaid principal balance of all of the Revolving Credit Loans to such Loan Obligor.

               "Bankruptcy Code" The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Sections 101 et seq.

               "Borrower" shall have the meaning assigned to such term in the preamble to this Agreement.

               "Borrowing Base" shall mean at any time (i) that dollar amount which is obtained by multiplying the total value of Eligible Accounts of a Loan Obligor with respect to which


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Lenders have a perfected, first (except as contemplated by Section 2.2(r) of the
Security Agreement) priority security interest at that time by the Receivables Ratio, as such term is defined in the Security Agreement.

                  "Business Day" shall mean any day, other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

                  "Casualty Event" shall mean with respect to an item of collateral, any event resulting in damages, theft, disappearance, seizure, condemnation, confiscation, governmental requisition, any divestiture of title or any other event that results in the payment of insurance proceeds, proceeds from a governmental entity with respect to such collateral or judgment, or other proceeds in respect of such collateral that are not applied to repair the Collateral or replace the Collateral such that the value and usefulness of such item is the same as before such event.

                  "Change of Control" shall mean the occurrence of (x) any consolidation or merger of the Borrower with or into any other corporation or other entity or person (whether or not the Borrower is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Borrower's voting power is transferred through a merger, consolidation, tender offer or similar transaction, or (y) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owning or being deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Borrower's voting power.

                  "Closing Date" shall mean the date of the first borrowing under this Agreement.

                  "Code" shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.

                  "Collateral" shall mean all collateral and security as described in the Security Documents.

                  "Collateral Agent" shall mean Halifax Fund, L.P.

                  "Credit Event" shall mean each borrowing hereunder.

                  "Customer" shall mean and include the account debtor or obligor with respect to any Account.

                  "Debentures" shall have the meaning assigned to such term in the Security Agreement.

                  "Default" shall mean any condition, act or event which, with notice or lapse of time or both, would constitute an Event of Default.


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                  "Drawdown Date" shall mean the date on which any Revolving
Credit Loan is made or is to be made.

                  "Eligible Accounts" shall have the meaning assigned to such term in the Security Agreement.

                  "Event of Default" shall be an Event of Default in Section 8 hereof.

                  "Financial Officer" shall mean, with respect to any person, the chief financial officer of such person.

                  "Fiscal Year" shall mean the fiscal year of the Borrower for accounting purposes which ends on December 31 of each year.

                  "Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, juridical, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "Indebtedness" shall mean for any person: (i) obligations incurred by such person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such person), (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, other than computer hardware (such as servers) and software specifically required to provide managed hosting and similar services pursuant to a contract or contracts entered into in the ordinary course of business consistent with past practice with one or more customers, (iv) obligations as lessee under capital leases, other than leases of computer hardware (such as servers) and software entered into in the ordinary course of business consistent with past practice specifically required to provide managed hosting and similar services pursuant to a contract or contracts with one or more customers, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses
(i)-(iv) above.

                  "Interest Payment Date" shall mean the last Business Day of each March, June, September and December, commencing September 30, 2001 and on each date a principal payment is made on the Revolving Credit Notes.

                  "Lien" shall mean, with respect to any asset, (i) any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset, (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities or (iv) any other right of or arrangement with any creditor to have such creditor's claim satisfied out of such assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.


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                  "Loan Documents" shall mean this Agreement, each Security
Document, the Subsidiary Guarantees, the Parent Guarantee, the Revolving Credit Notes and each other document, instrument, certificate or agreement now or hereafter delivered to the Lenders in connection herewith or therewith.

                  "Loan Obligors" shall mean each of (i) the Borrower and (ii) the Subsidiaries.

                  "Loan Party" shall mean any party to any of the Loan
Documents.

                  "Material Adverse Effect" shall mean a material adverse effect on (i) the business, assets, prospects, operations or financial or other condition of any Loan Obligor, (ii) the ability of any Loan Obligor to perform or pay the Obligations in accordance with the terms hereof or of any other Loan Document, (iii) the rights of, or benefits available to, the Lenders under any Loan Document or (iv) the Lenders' Lien on any material portion of the Collateral or the priority of such Lien.

                  "Net Proceeds" shall mean (a) with respect to the sale or other disposition of any asset by Borrower or any Loan Obligors the excess, if any, of (i) the aggregate amount received in cash or cash equivalents (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration (but specifically excluding service credits) or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition, over (ii) the sum of (A) the amount of any Indebtedness which is secured by any such asset and is a Permitted Lien (that is senior to Lenders' Lien) or which is required to be secured by any such asset pursuant to a Permitted Lien (that is senior to Lenders' Lien), and is repaid in connection with the sale or other disposition thereof (other than Indebtedness to Lenders hereunder), (B) the reasonable out-of-pocket expenses and fees incurred by such Loan Obligor to unaffiliated third parties with respect to legal, investment banking, brokerage, advisor and accounting and other professional fees, and sales commissions, in each case actually incurred in connection with such sale or disposition, (C) all payments required to be made in connection with the termination of leases and contracts in order to effectuate such sale or disposition, (D) all transfer taxes paid or payable (as certified by the Borrower's independent certified public accountant) by such Loan Obligor in connection with such sale or other disposition and that is not refundable, and (E) as certified by the Borrower's independent public accountants, reserves (which may not extend beyond 12 months), required to be established in accordance with GAAP or the definitive agreements relating to such disposition, with respect to such disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations; and (b) with respect to any Casualty Event, the aggregate amount of proceeds of insurance received by any Loan Obligor with respect to such Casualty Event, less (i) all Indebtedness secured by any asset affected thereby pursuant to a Permitted Lien (that is senior to Lenders' Lien) and required to be, and in fact, repaid in connection therewith and (ii) all transfer taxes paid or payable (as certified by the Borrower's independent certified public accountant) by any Loan Party in connection therewith and that is not refundable. The Net Proceeds with respect to any asset shall be computed as soon as reasonably possible after the event giving rise thereto and in any case not longer than 90 days after such event and the Loan Obligors shall provide the Lenders with the computation in reasonable detail, together with all data used for such computation.


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                  "Net Worth" shall mean (A) the sum of such entity's property at fair valuation, exclusive of property transferred, concealed, or removed with intent to hinder, delay or defraud such entity's creditors and property that may be exempted from property of the estate under section 522 of the Bankruptcy Code, less (B) the sum of such entity's debts (including contingent liabilities). In construing this definition, words used herein that are also used in Section 101(32) of the Bankruptcy Code shall be interpreted in the same manner as such words are interpreted with respect to such Section.

                  "Obligations" shall mean the collective reference to the unpaid principal of and interest on the Revolving Credit Loans and all other obligations and liabilities of the Loan Obligors to the Lenders (including, without limitation, interest accruing at the then applicable rate provided in this Revolving Credit Agreement after the maturity of the Revolving Credit Loans and interest accruing at the then applicable rate provided in this Revolving Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Obligor, if a claim for post-filing or post-petition interest is allowed in such proceeding) whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with this Revolving Credit Agreement or any other Loan Document, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Lenders that are required to be paid by the Loan Obligors pursuant to the terms of any of the foregoing agreements).

                  "Parent Guarantee" shall mean the Parent Guarantee of the Obligations of each of the Subsidiaries in the form of Exhibit F.

                  "Permitted Liens" shall mean any lien described in clauses
(1)-(11) of Section 7.1

                  "person" shall mean any natural person, corporation, business trust, limited liability company, association, company, joint venture, limited liability partnership, partnership or Governmental Authority.

                  "Pledged Securities" shall have the meaning assigned to such term in the Security Agreement.

                  "Prime Rate" shall have the meaning assigned to such term in
Section 2.4 hereof.

                  "Responsible Officer" shall mean, with respect to any person, any vice president or president, or the chief financial officer or controller, of such person.

                  "Revolving Credit Commitment" shall mean each Lender's commitment to make Revolving Credit Loans hereunder in an aggregate amount at any time outstanding as to any Lender not in excess of the amount opposite such Lender's name on Exhibit A.

                  "Revolving Credit Loan" shall mean a Revolving Credit Loan made pursuant to Sections 2.1 and 2.2 hereof.


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                  "Revolving Credit Note" shall mean a Revolving Credit Note of a Loan Obligor, executed and delivered as provided in Section 2.3 hereof, in substantially the form of Exhibit B annexed hereto, as amended, modified or supplemented from time to time.

                  "Revolving Credit Termination Date" shall mean, as to a Lender, the earlier to occur of (i) any anniversary date of this Agreement with respect to which such Lender has given at least ninety (90) days prior written notice to the Borrower that such Lender's Revolving Credit Commitments will not be renewed and (ii) such date as the Revolving Credit Loans shall otherwise be payable in full and the Revolving Credit Commitment shall terminate, expire or be canceled in accordance with the terms of this Agreement or the Revolving Credit Notes. The Revolving Credit Commitment of one Lender shall not be terminated solely because another Lender has terminated its Commitment in accordance with the foregoing provisions.

                  "Security Agreement" shall mean the Security Agreement dated as of the date hereof, among the Loan Obligors, the Lenders and the Collateral Agent, substantially in the form of Exhibit C annexed hereto, as amended, modified or supplemented from time to time.

                  "Security Documents" shall mean the Security Agreement, and each other agreement or instrument now existing or hereafter created providing collateral security for the payment or performance of any Obligations.

                  "subsidiary" shall mean, with respect to any person, any corporation, limited liability company, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests, are, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by the parent of such person or one or more Subsidiaries of the parent of such person.

                  "Subsidiary Guarantee" shall mean each guarantee of each of the Subsidiaries substantially in the form of Exhibit E.

                  "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                  "Total Revolving Credit Commitment" shall mean the total of each Lender's Revolving Credit Commitments, which in the aggregate as to all Lenders (subject to reduction after each anniversary date of this Agreement) shall equal $6 million.

                  SECTION 1.2 Accounting Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under generally accepted accounting principles in effect from time to time in the United States.

2.       THE LOANS

                  SECTION 2.1 Revolving Credit Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally and not jointly agrees to make Revolving Credit Loans to a Loan Obligor, at any time and from time to time from the date hereof to the Revolving Credit Termination Date applicable


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to such Lender, in an aggregate principal amount at any time outstanding not to exceed such Lender's Revolving Credit Commitment. Notwithstanding the foregoing, the aggregate principal amount of Revolving Credit Loans outstanding at any time to (A) all Loan Obligors in the aggregate from all Lenders shall not exceed the Total Revolving Credit Commitment and (B) a Loan Obligor, shall not exceed an amount equal to the Borrowing Base of such Loan Obligor. The Borrowing Base of all Loan Obligors (both individually and in the aggregate) will be computed monthly on the final day of each month (and at such other times as may be requested by Lenders) and a compliance certificate from a Responsible Officer of the Borrower presenting its computation will be delivered to the Lenders in accordance with Section 6.5 hereof. Notwithstanding the foregoing, Lenders shall only be obligated to make loans to Loan Obligors that are parties to this Agreement on the date hereof.

                  (a) Notwithstanding anything to the contrary in the Loan Documents, the following additional restriction shall apply to a Loan Obligor's right to borrow under this Agreement: The proceeds of any Revolving Credit Loan made to a Subsidiary must be used by such Subsidiary in its own business and may not be directly or indirectly applied for the benefit of another Loan Obligor. The Borrower and all Loan Obligors agree to comply with the foregoing restriction until the later to occur of (i) the Revolving Credit Termination Date and (ii) the date the Loan Obligors have satisfied all of their obligations under the Loan Documents.

                  (b) Subject to the foregoing and within the foregoing limits, the Loan Obligors may borrow, repay (or, subject to the provisions of Section
2.6 hereof, prepay) and reborrow Revolving Credit Loans, on and after the date hereof and prior to the Revolving Credit Termination Date, subject to the terms, provisions and limitations set forth herein, including, without limitation, the requirements in Section 5 hereof and the requirement that no Revolving Credit Loan shall be made hereunder if after giving effect thereto either (A) the sum of the aggregate principal amount of the Revolving Credit Loans outstanding hereunder would exceed the Total Revolving Credit Commitment or (B) the sum of Revolving Credit Loans outstanding with respect to a Loan Obligor would exceed the Borrowing Base for such Loan Obligor.

                  (c) All borrowings, payments, prepayments and interest payments under this Agreement shall be made by, or paid to, the Lenders pro rata, based on their respective Revolving Credit Commitments set forth in Exhibit A hereto.

                  SECTION 2.2 Revolving Credit Loans. The Revolving Credit Loans made by the Lenders on any date shall be in integral multiples of $500,000 subject to the limitations of Section 2.1. The initial Revolving Credit Loans shall be made by the Lenders against delivery to each Lender of its respective Revolving Credit Notes, payable to the order of such Lender, as referred to in
Section 2.3 hereof.

                  SECTION 2.3 Revolving Credit Note; Requests for Revolving Credit Loans.

                  (a) All Revolving Credit Loans made by a Lender to a Loan Obligor shall be evidenced by a Revolving Credit Note issued to such Lender by such Loan Obligors, duly executed on behalf of such Loan Obligor, dated the Closing Date, in the form of Exhibit B annexed hereto, delivered and payable to the Lender in the original principal amount equal to such Lender's Revolving Credit Commitment. The outstanding balance of each Revolving


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Credit Loan, as evidenced by the Revolving Credit Notes, shall mature and be due and payable on the Revolving Credit Termination Date.

                  (b) The Revolving Credit Notes shall bear interest from their date on the outstanding principal balance thereof, as provided in Section 2.4 hereof.

                  (c) The Lenders shall, and are hereby authorized by the Loan Obligors to, endorse on the schedule attached to each Revolving Credit Note (or on a continuation of such schedule attached to such Revolving Credit Note and made a part thereof) an appropriate notation evidencing the date and amount of each Revolving Credit Loan to such Loan Obligor from such Lender, as well as the date and amount of each payment and prepayment with respect thereto; provided, however, that the failure of any Lender to make such a notation on its Revolving Credit Note shall not affect any obligations of a Loan Obligor under such Revolving Credit Note. Any such notation shall be conclusive and binding as to the date and amount of such Revolving Credit Loan or portion thereof, or payment or prepayment of principal or interest thereon, absent manifest error.

                  (D) [INTENTIONALLY LEFT BLANK]

                  (e) The Loan Obligors shall give the Lenders written notice (or telephonic notice confirmed in a writing) of each Revolving Credit Loan requested hereunder no less than three (3) Business Day prior to the Drawdown Date. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested and (ii) the proposed Drawdown Date of such Revolving Credit Loan. Each Revolving Credit Loan request shall be in a minimum aggregate amount of $500,000 or an integral multiple thereof subject to the limitations of
Section 2.1.

                  SECTION 2.4 Interest on Revolving Credit Loans. (a) Subject to the provisions of Section 2.5 hereof, the outstanding principal balance of a Revolving Credit Loan shall bear interest for the first sixty (60) days it is outstanding at a rate per annum equal to two hundred basis points over the Prime Rate ("Prime Rate") as reported by Citibank, N.A., and if such rate is no longer reported, the Prime Rate published in the Wall Street Journal for the nation's largest banks, and thereafter at a rate per annum equal to four hundred basis points above Prime Rate. Monies repaid and reborrowed within 10 days of the payment date shall be deemed continuously outstanding for purposes of determining the interest rate. Interest on each Revolving Credit Loan shall be payable in arrears on each applicable Interest Payment Date, and on the Revolving Credit Termination Date.

                  SECTION 2.5 Interest on Overdue Amounts; Alternate Rate of Interest. If any Loan Obligor shall default in the payment of the principal of or interest on any Revolving Credit Loan or any other amount becoming due hereunder, by acceleration or otherwise, then all of the Loan Obligors shall on demand from time to time pay interest, to the extent permitted by law, on all Obligations outstanding up to the date of actual payment of such defaulted amount (after as well as before judgment) at a rate per annum equal to the lesser of (i) eight hundred basis points over Prime Rate or (ii) the highest rate permitted by law.

                  SECTION 2.6 Prepayment of Revolving Credit Loans.


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                  (1) The Loan Obligors shall within three (3) days of receiving notice from the Lenders, and in any event concurrently with the delivery of any certificate pursuant to Section 6.5 hereof make any prepayments of the Revolving Credit Loans necessary such that (i) the outstanding principal balance of all Revolving Credit Loans made to all Loan Obligors does not exceed the total Revolving Credit Commitment, (ii) the total outstanding principal balance of Revolving Credit Loans made by any Lender does not exceed such Lender's
Revolving Credit Commitment, (iii) the outstanding principal balance of all Revolving Credit Loans made to such Loan Obligor does not exceed the Borrowing Base applicable to such Loan Obligor as described in Section 2.1 and (iv) the total Eligible Accounts of all Loan Obligors exceeds the aggregate principal balance of all outstanding Revolving Credit Loans to all Loan Obligors by not less than $7,000,000.

                  (2) Except as otherwise specifically provided in the Security Agreement, within three (3) Business Days of the sale or other disposition of any assets of a Loan Obligor that are included in the Collateral, the Loan Obligors shall make a mandatory prepayment of the Revolving Credit Loans in an amount equal to 100% of the Net Proceeds received. In the case of a Casualty Event, the applicable Loan Obligor shall notify the Lenders in writing within seven days of the occurrence of such Event with reasonable details. Such Loan Obligor shall diligently pursue any Net Proceeds to which it is entitled and will keep the Lenders informed as to its progress. Within fourteen days of the receipt of any Net Proceeds, such Loan Obligor will inform Lenders in writing whether it will use the Net Proceeds to replace or repair the asset. If the asset is replaced the replacement must be of equal value and utility as the replaced asset. If the asset is repaired it must have the same value and utility as it did prior to the Casualty Event. If the Loan Obligor elects not to repair or replace the asset, it shall use all the Net Proceeds to prepay the Revolving Credit Loans at the time of delivering such notice to the Lenders.

                  (3) Except as otherwise provided in Sections 2.6(1) and (2) above, when making a prepayment, whether mandatory or otherwise, the Loan Obligors shall furnish to the Lenders, not later than 11:00 a.m. (New York City time) three (3) Business Days prior to the date of such prepayment of written, facsimile or telephonic notice (promptly confirmed by written or facsimile notice) of prepayment which shall specify the prepayment date and the principal amount of each Revolving Credit Loan (or portion thereof) to be prepaid, which notice shall be irrevocable and shall commit the Loan Obligors to prepay such Revolving Credit Loan by the amount stated therein on the date stated therein.

                  SECTION 2.7 Payments and Computations. The Loan Obligors shall make each payment hereunder and under any instrument delivered hereunder not later than 12:00 noon (New York City time) on the day when due in lawful money of the United States (in freely transferable dollars) to each Lender at the account of such Lender designated in writing for such purpose, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of such Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If at any time there is not sufficient funds available to cover any of the payments referred to in the first sentence of this Section 2.7, and in any event upon the occurrence of any Default, the Loan Obligors shall make any such payments upon demand. If at any time insufficient funds are received by and available to the Lenders to pay fully all amounts of principal and interest then due hereunder, such funds shall be applied (i) first, to any expenses of the Lenders and Collateral


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Agent under the Loan Documents, and (ii) second, towards payment of interest then due hereunder and (iii) third, towards payment of principal then due hereunder.

3. COLLATERAL SECURITY

                  SECTION 3.1 Security Documents. The Obligations shall be secured by the Collateral described in the Security Documents and are entitled to the benefits thereof. The Loan Obligors shall duly execute and deliver the Security Documents, financing statements pursuant to the Uniform Commercial Code and other documents, all in form and substance satisfactory to the Lenders, as may be reasonably required by the Lenders to grant to the Lenders a valid, perfected, first priority (except as otherwise agreed to by the Lenders or as expressly provided in the Security Documents) and enforceable Lien on and security interest in the Collateral, including any filing in the United States Patent and Trademark Office, on and subject to the terms contained in the Security Documents.

                  SECTION 3.2 Filing and Recording. The Loan Obligors shall take such actions as the Lenders may reasonably request, in order to assist the Lenders to perfect and protect the Liens of the Lenders in the Collateral. The Loan Obligors, to the extent permitted by law, hereby authorize the Lenders to file any financing statement in respect of any Lien created pursuant to the Security Documents which may at any time be required or which, in the opinion of the Lenders, may at any time be desirable although the same may have been executed only by the Lenders or, at the option of the Lenders, to sign such financing statement or other filing on behalf of any Loan Obligors and file the same, and the Loan Obligors hereby irrevocably designate the Lenders, its agents, representatives and designees as its agent and attorney-in-fact for this purpose.

4.       REPRESENTATIONS AND WARRANTIES

                  Each Loan Obligor represents and warrants jointly and severally to each of the Lenders as follows:

                  SECTION 4.1 Organization, Legal Existence. Each Loan Obligor is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite power and authority to own its property and assets and to carry on its business as now conducted and as currently proposed to be conducted and is qualified to do business in every jurisdiction where the nature of its business so requires except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect. Each Loan Obligor has the corporate power to execute, deliver and perform its obligations under any Loan Document to which it is a party and each Loan Obligor has the corporate power to borrow hereunder and to execute and deliver its Revolving Credit Note. Exhibit D sets forth an accurate and complete list of each of the Borrower's Subsidiaries, their respective states of incorporation and the locations of their principal offices.

                  SECTION 4.2 Authorization. The execution, delivery and performance by each Loan Obligor of the Loan Documents to which it is a party, the borrowings hereunder by the Loan Obligors, the execution and delivery by the Loan Obligors of the Revolving Credit Notes and the grant of security interests in the Collateral created by the Security Documents

(collectively, the "Transactions") (a) have been duly authorized by all requisite corporate action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation or the certificate or articles of incorporation or other applicable constitutive documents or the by-laws of any of the Loan Obligors, (B) any order of any Governmental Authority binding upon any of the Loan Obligors, or (C) any provision of any indenture, agreement or other instrument to which any of the Loan Obligors, or any of their respective properties or assets are or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in
(b)(i)(C) above except where any such conflict, violation, breach or default referred to in (b)(i) or (b)(ii) above would not result in a Material Adverse Effect or (iii) result in the creation or imposition of any Lien of any nature whatsoever (other than in favor of the Lenders, as contemplated by this Agreement and the Security Documents) upon any property or assets of any of the Loan Obligors.

                  SECTION 4.3 Governmental Approvals. No registration or filing with, consent or approval of, or other action by, any Governmental Authority is or will be required in connection with the this Agreement, the Revolving Credit Notes or the Security Documents, except for (a) such registrations, filings, consents, approvals or actions the failure of which to obtain or make would not have a Material Adverse Effect or (b) such as have been made or obtained or (c) the filings necessary to perfect the Liens created by the Security Documents.

                  SECTION 4.4 Binding Effect. Each of the Loan Documents when duly executed and delivered by the Loan Obligors will constitute the respective legal, valid and binding obligation of Loan Obligors enforceable against the Loan Obligors in accordance with their respective terms except as limited by applicable bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditors' rights generally and except as limited by general principles of equity.

                  SECTION 4.5 No Material Misstatements. No information, report, financial statement, exhibit or schedule prepared or furnished by or on behalf of any Loan Obligor to the Lenders in connection with any of this Agreement, the Security Documents, the Revolving Credit Note or any other Loan Documents or included therein contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  SECTION 4.6 Security Interest. Each of the Security Documents creates and grants to the Lenders a legal, valid and perfected Lien in the Collateral identified therein. Each such Lien is a first priority Lien, other than as disclosed in the Security Documents and other than Permitted Liens. Such Collateral is not presently subject to any other Liens whatsoever, except liens disclosed under the Security Documents.

                  SECTION 4.7 SEC Documents. No Non-Public Information; Financial Statements. The Common Stock of the Borrower is registered pursuant to
Section 12(b) of the Exchange Act and the Borrower has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Exchange Act, including all such proxy information, solicitation statement and registration statements, and any amendments thereto required to have been filed (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC Documents"). The Loan Obligors have not directly or indirectly provided, and will not directly or indirectly provide, to the Lenders any material non-public information or any material information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Borrower but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC Documents contain all material information concerning the Borrower and its Subsidiaries as of the respective dates thereof, and no event or circumstance has occurred prior to the date hereof which would require the Borrower to disclose such event or circumstance in order to make the statements in the SEC Documents not misleading but which has not been so disclosed.

                  SECTION 4.8 Financial Statements. The financial statements of the Borrower and its Subsidiaries included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements) and fairly present in all material respects the financial position of the Borrower and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The separate financial statements of each of the Subsidiaries for the fiscal year ending December 31, 2000 and the quarter ended March 31 2001 have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the separate financial position of each of the Subsidiaries, as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                  SECTION 4.9 No Material Adverse Change. Since March 31, 2001, no Material Adverse Effect has occurred or exists, and no event or circumstance has occurred that with notice or the passage of time or both is reasonably likely to result in a Material Adverse Effect with respect to any of the Loan Obligors.

                  SECTION 4.10 No Undisclosed Liabilities. The Loan Obligors have no liabilities or obligations not disclosed in the Pre-Agreement SEC Documents (as defined below), other than those liabilities incurred in the ordinary course of the Loan Obligors' respective businesses since December 31, 2001, which liabilities, individually or in the aggregate, do not or would not have a Material Adverse Effect on any of the Loan Obligors.

                  SECTION 4.11 No Undisclosed Events or Circumstances. To the best knowledge of the Loan Obligors, no material event or circumstance has occurred or exists with respect to the Loan Obligors or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Loan Obligors but which has not been so publicly announced or disclosed.

                  SECTION 4.12 Intellectual Property. Each of the Loan Obligors owns or has licenses to use certain patents, copyrights and trademarks ("intellectual property") associated with its business. The Loan Obligors have all intellectual property rights which are needed to conduct their respective businesses as they are now being conducted or as proposed to be conducted as disclosed in the SEC Documents. The Loan Obligors have no reason to believe that the material intellectual property rights which they own are invalid or unenforceable or that the use of such intellectual property by the Loan Obligors infringes upon or conflicts with any right of any third party, and no Loan Obligor has received notice of any such infringement or conflict, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Loan Obligors have no knowledge of any infringement of their intellectual property by any third party. Annexed on Exhibit G is a list of all patents, patents pending, registered trademarks and registered copyrights of the Loan Obligors.

                  SECTION 4.13 No Litigation. Except as set forth in the reports or documents filed at least 5 Trading Days prior to the date of this Agreement by the Borrower pursuant to Section 13(a) or 15(c) of the Exchange Act (the "Pre-Agreement SEC Documents"), no litigation or claim (including those for unpaid taxes) against the Loan Obligors is pending or, to the Loan Obligors' knowledge, threatened, and no other event has occurred, which if determined adversely could reasonably be expected to have a Material Adverse Effect on the Loan Obligors or could reasonably be expected to materially and adversely affect the transactions contemplated hereby. Except as described in the Pre-Agreement SEC Documents, there is no legal proceeding that could reasonably be expected to have a Material Adverse Effect on any of the Loan Obligors.

                  SECTION 4.14 Brokers. The Loan Obligors have taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Loan Obligors or any Lender relating to this Agreement or the transactions contemplated hereby.

                  SECTION 4.15 Certain Transactions. Except as disclosed in the Pre-Agreement SEC Documents, none of the officers, directors, or key employees of the Loan Obligors is presently a party to any transaction with the Loan Obligors (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Loan Obligors, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                  SECTION 4.16 Permits; Compliance. Each of the Loan Obligors is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Borrower Permits"), except where failure to possess such Borrower Permits would not have a Material Adverse Effect on any Loan Obligor and there is no action pending or, to the knowledge of the Loan Obligors, threatened regarding suspension or cancellation of any of the Borrower Permits except for such Borrower Permits the failure of which to possess, or the cancellation or suspension of which, would not, individually or in the aggregate, have a Material Adverse Effect on any Loan Obligor. To the best of their knowledge, the Loan Obligors are not in material conflict with, or in material default or material violation of, any of the Borrower Permits. Since December 31, 2001, no Loan Obligor has received any notification with respect to possible material conflicts, material defaults or material violations of applicable laws.

                  SECTION 4.17 Insurance. The Loan Obligors are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Loan Obligors believes to be prudent and customary in the businesses in which the Loan Obligors are engaged. No Loan Obligor has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

                  SECTION 4.18 Internal Accounting Controls. The Loan Obligors maintain a system of internal accounting controls sufficient, in the judgment of the Borrower's management, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations,
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, (iii) access to assets is permitted only in accordance with management's general or specific authorization.

                  SECTION 4.19 Environmental Matters. Except as otherwise disclosed in the Pre-Agreement SEC Documents, the Loan Obligors are in compliance in all respects with all applicable state and federal environmental laws except where any such non-compliance would not reasonably be expected to have a Material Adverse Effect on any of the Loan Obligors and no event or condition has occurred that may interfere with the compliance by the Loan Obligors with any environmental law or that may give rise to any liability under any environmental law that, individually or in the aggregate, would have a Material Adverse Effect.

                  SECTION 4.20 Bankruptcy. No Loan Obligor is subject to any bankruptcy, insolvency or similar proceeding.

                  SECTION 4.21 Taxes. All federal, state, city and other tax returns, reports and declarations required to be filed or extended by or on behalf of the Loan Obligors have been filed or extended and all such filed returns are complete and accurate and disclose all taxes (whether based upon income, operations, purchases, sales, payroll, licenses, compensation, business, capital, properties or assets or otherwise) required to be paid in the periods covered thereby. All taxes required to be withheld by or on behalf of the Loan Obligors or any such

Subsidiary in connection with amounts paid or owing to any employees, independent contractor, creditor or other party have been withheld, and such withheld taxes have either been duly and timely paid to the proper governmental authorities or set aside in accounts for such purposes.

                  SECTION 4.22 Accuracy of Information. All information supplied by the Loan Obligors to the Lenders in connection with the Loan Documents and Security Documents is true, correct and complete in all material respects.

                  SECTION 4.23 Compliance with Law. Each Loan Obligor is operating its business in compliance with all applicable laws, statutes, rules or regulations except where the failure to do so would not result in a Material Adverse Effect with respect to any Loan Obligor.

                  SECTION 4.24 Subsidiaries. Each of the Subsidiaries is wholly-owned by Borrower and the Borrower agrees to maintain such ownership status while any obligations under this Agreement continue.

5.       CONDITIONS OF CREDIT EVENTS

                  The obligation of the Lenders to make Revolving Credit Loans hereunder shall be subject to the following conditions precedent:

                  SECTION 5.1 All Credit Events. On each date on which a Credit Event is to occur:

                  (1) The Lenders shall have received a notice of borrowing as required by Section 2.3 hereof.

                  (2) The representations and warranties set forth in Article IV hereof and in any documents delivered in connection herewith, including, without limitation, the Loan Documents, shall be true and correct as to all Loan Obligors with the same effect as though made on and as of such date (except insofar as such representations and warranties relate expressly to an earlier date, in which case they shall have been true as of such date).

                  (3) Each Loan Obligor shall be in compliance with all the terms and provisions contained herein and the other Loan Documents on its part to be observed or performed, and at the time of and immediately after such Credit Event no Default or Event of Default shall have occurred and be continuing.

                  (4) No Default or Event of Default shall have occurred and be continuing under the Debentures. For purposes of this paragraph (4), Event of Default shall have the meaning provided therefor in the Debentures and Default shall be construed with reference to Event of Default as defined in the Debentures.

                  (5) Neither any Revolving Credit Commitment of any Lender nor Availability for any Loan Obligor would be exceeded if the requested Revolving Credit Loans were made.

                  (6) If requested by a Lender, an updated scheduled described in Section 5.2(6)(a) below shall be delivered to all Lenders.

                  (7) The Lenders shall have received a certificate signed by the Chief Executive Officer, the Financial Officer and the General Counsel of the Borrower in form and substance reasonably satisfactory to the Lenders (i) as to the compliance with (2), (3), (4) and (5) above and (ii) with respect to each Revolving Credit Loan demonstrating that after giving effect thereto the total outstanding Revolving Credit Loans will not exceed the Borrowing Base for all Loan Obligors. The certification of the Borrower's General Counsel may be limited to litigation matters and compliance with law and as to litigation may be qualified to the best of his knowledge after due inquiry.

                  SECTION 5.2 First Borrowing. The obligations of the Lenders in respect of the first Credit Event hereunder are subject to the following additional conditions precedent:

                  (1) The Lenders shall have received a certificate in form and substance reasonably satisfactory to the Lenders, dated the Closing Date and signed by each of the Chief Executive Officer, the Senior Vice President-Chief Financial Officer and the General Counsel of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (2), (3), (4) and (5) of
Section 5.1 hereof and the conditions set forth in this Section 5.2. The certification of the Borrower's General Counsel may be limited to litigation matters and compliance with law and as to litigation may be qualified to the best of his knowledge after due inquiry.

                  (2) Each Lender shall have received its Revolving Credit Notes from the Loan Obligors duly executed by the respective Loan Obligors, payable to such Lender's order and otherwise complying with the provisions of Section 2.3 hereof.

                  (3) The Lenders shall have received the Subsidiary Guarantees, the Parent Guarantee, Security Documents and certificates evidencing the Pledged Securities, together with undated stock powers executed in blank, each duly executed by the appropriate Loan Obligor and resolutions of such Loan Obligor authorizing the future transfer of the Pledged Securities to Lenders and the reissuance of such Pledged Securities in the Lenders' names pursuant to the terms of the Security Agreement.

                  (4) Each document (including, without limitation, each Uniform Commercial Code financing statement and filing in the United States Patent and Trademark Office) required by law or requested by the Lenders to be filed, registered or recorded in order to create in favor of the Lenders a perfected Lien in the Collateral (first priority, except as otherwise permitted herein or in the Security Documents) shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested. The Lenders shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation.

                  (5) The Lenders shall have received the results of a search of tax and other Liens, and judgments and of the Uniform Commercial Code filings made with respect to the Loan Obligors in the jurisdictions in which such person is doing business and/or in which any Collateral is located, and in which Uniform Commercial Code filings have been made against the Loan Obligors pursuant to paragraph (4) above.

                  (6) The Lenders shall have received and determined to be in form and substance satisfactory to it:

                  (a) the most recent (dated within ten (10) days of the Closing
Date) schedule and aging of Accounts receivable of each of the Loan Obligors broken down between Eligible and non-Eligible accounts and in such detail as reasonably requested by the Lenders;

                  (b) A disbursement authorization letter with respect to the disbursement of the proceeds of the Credit Events made on the Closing Date, in form and substance satisfactory to the Lenders; and

                  (c) The Lenders shall have received such other documents as the Lenders or Lender's counsel shall reasonably deem necessary.

6.       AFFIRMATIVE COVENANTS

                  Each Loan Obligor covenants and agrees with the Lenders that, so long as this Agreement shall remain in effect or the principal of or interest on the Revolving Credit Notes or any fee, expense or other Obligation payable hereunder or in connection with any of the Transactions shall be unpaid, it will:

                  SECTION 6.1 Legal Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

                  SECTION 6.2 Businesses and Properties. At all times do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, Permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; maintain and operate such businesses in the same general manner in which they are presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and governmental orders (whether Federal, state or local in all applicable jurisdictions) applicable to the operation of such businesses whether now in effect or hereafter enacted (including, without limitation, all applicable laws, rules, regulations and governmental orders relating to employment matters, public and employee health and safety and all Environmental Laws) and with any and all other applicable laws, rules, regulations and governmental orders, the lack of compliance of any of which would have a Material Adverse Effect; and at all times maintain, preserve and protect all property material to the conduct of such businesses and keep such property in good repair, working order and condition (reasonable wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

                  SECTION 6.3 Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers, (b) maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses, provided, however, that such insurance shall insure the property of the Loan Obligors against all risk of physical damage, including, without limitation, loss by fire, explosion, theft, fraud and such other casualties as may be reasonably satisfactory to the Lenders, (c) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Loan Obligors and (d) maintain such other insurance as may be required by law or as may be reasonably requested by the Lenders for purposes of assuring compliance with this Section
6.3. All insurance covering tangible personal property subject to a Lien in favor of the Lenders shall provide for at least 30 days' prior written notice to the Lenders of the cancellation or substantial modification thereof. All insurance covering collateral shall name the Lenders as additional insured parties.

                  SECTION 6.4 Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to (i) any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable party, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested tax, assessment, charge, levy or claims and enforcement of a Lien or
(ii) any tax, assessment, charge, levy or claims, the failure to pay and discharge when due which, individually or in the aggregate would not have a Material Adverse Effect.

                  SECTION 6.5 Accounts Receivable Information. Furnish to the Lenders within 10 days of the end of each calendar month and within 5 days of any other request therefor:

                  (1) an aging schedule of the Accounts for each Loan Obligor with details reasonably requested by Lenders;

                  (2) an aging schedule of the Eligible Accounts for each Loan Obligor with details reasonably requested by Lenders; and

                  (3) a certificate substantially in the form of Schedule 6.5 hereto executed by the Financial Officer and Chief Executive Officer of the Borrower (i) demonstrating compliance by each Loan Obligor as at the end of each month (or as of the date of such certificate) with its Borrowing Base and (ii) demonstrating in reasonable detail that the Event of Default described in
Section 8.1(16) does not exist, and also certifying that as of the date of such certificate no Default or Event of Default exists.

                  SECTION 6.6 Further Assurances. Execute any and all further documents and take all further actions which may be required under applicable law, or which the Lenders may reasonably request, to grant, preserve, protect and perfect the Lien created by the Security Documents in the Collateral.

                  SECTION 6.7 Additional Subsidiaries. Promptly inform the Lenders of the creation or acquisition of any direct or indirect Subsidiary and cause such Subsidiary to enter into any of the Loan Documents to which the Other Subsidiaries are parties and deliver a Subsidiary Guarantee in the form of the other Subsidiary Guarantees.

                  SECTION 6.8 Pay Obligations to Lenders and Perform Other Covenants. (a) Make full and timely payment of the Obligations, whether now existing or hereafter arising, without deduction for any withholding taxes or other Taxes, (b) duly comply with all the terms and covenants contained in this Agreement (including, without limitation, the borrowing limitations and mandatory prepayments in accordance with Article II hereof) and in each of the other Loan Documents, all at the times and places and in the manner set forth therein, subject to applicable cure and grace periods, and (c) except for the filing of continuation statements and the making of other filings by the Lenders as secured party or assignee, at all times take all actions necessary to maintain the Liens and security interests provided for and as contemplated under or pursuant to this Agreement and the Security Documents and supply all information to the Lenders necessary for such maintenance.

                  SECTION 6.9 Subsidiaries. Maintain the status of each of the Subsidiaries as wholly-owned subsidiaries of the Borrower.

7.       NEGATIVE COVENANTS

                  Each of the Loan Obligors covenants and agrees with the Lenders that, so long as this Agreement shall remain in effect or the principal of or interest on any of the Revolving Credit Notes shall be unpaid, it will not and will not cause or permit any of the other Loan Obligors to, either directly or indirectly:

                  SECTION 7.1 Liens. Incur, create, assume or permit to exist any Lien on any of the Collateral, except:

                  (1) Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, old-age pensions and other social security benefits (not including any lien under ERISA including, but not limited to Section 412(m) of the Code); provided that in each case the obligation or liability in respect of which such Lien, pledge or deposit is created is not overdue.

                  (2) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and vendors' liens and other similar liens, incurred in good faith in the ordinary course of business and securing obligations which are not overdue or which are being diligently contested in compliance with
Section 6.4;

                  (3) Liens securing the payment of taxes, assessments and governmental charges or levies, that are not delinquent or are being diligently contested in compliance with Section 6.4;

                  (4) Zoning restrictions, easements, rights of way, licenses, flowage rights, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor defects or irregularities of title and similar encumbrances (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

                  (5) Purchase money Liens granted in connection with the incurrence of Indebtedness to the vendor or person financing the construction or acquisition of property, plant or equipment provided that (i) such Lien is limited to the particular assets constructed or acquired, (ii) the debt secured by the Lien does not exceed the amount financed for the construction or acquisition cost (including transaction costs and indemnities customarily secured by a Lien of such type) of the specific assets on which the Lien is granted, (iii) such Lien arises and the Indebtedness secured thereby is created within 30 days of the completion of such construction or of such acquisition or are incurred to extend, renew or refinance such Liens and Indebtedness incurred within such 30-day period and (iv) such transaction does not otherwise violate this Agreement;

                  (6) Liens existing on the date of this Agreement in favor of the Debenture holders or as set forth on Schedule 7.1(6) hereto;

                  (7) Liens created in favor of the Lenders pursuant to the Loan Documents;

                  (8) Liens and deposits securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, contractual or warranty requirements, surety, customs and appeal bonds, performance bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

                  (9) Attachment or judgment Liens individually or in the aggregate not in excess of $50,000 or while such Liens are stayed by a Court of competent jurisdiction, provided none of the assets of any Loan Obligor has been used as security in connection with obtaining such stay;

                  (10) Liens on real property or equipment prior to the acquisition thereof by the Borrower or any Subsidiary thereof, provided that such Lien is not created in contemplation of or in connection with such acquisition, such Lien does not apply to any other property or secures Indebtedness other than that incurred in the original acquisition of such property and such Lien does not materially interfere with the use, occupancy and operation of any property, materially reduce the fair market value of such property but for such Lien or result in any material increase in the cost of operating, occupying or owning (or leasing) such property; or

                  (11) Liens permitted by Section 2.2(e)(ii) of the Security Agreement.

                  SECTION 7.2 Sales of Assets. Sell, assign, discount, transfer, or otherwise dispose of any assets of any kind without the written consent of Lenders except (i) for the purpose of collection or settlement in the ordinary course of business, (ii) the sale of any such accounts to the Lenders, (iii) the sale of general intangibles to the extent permitted by Section 2.2(e)(i) of the Security Agreement, (iv) the sale of tangible assets with a combined sale price of not more than $100,000 or (v) the license or sale of custom or customized software code developed in the ordinary course of business of a Loan Obligor pursuant to a contract with a Customer consistent with past practice.

                  SECTION 7.3 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

                  (1) Indebtedness existing on the date hereof and set forth in
Schedule 7.3;

                  (2) Indebtedness created hereunder and under the Loan Documents or the Debenture;

                  SECTION 7.4 Dividends and Distributions; Restrictions on Ability of Subsidiaries to Pay Dividends. The Borrower will not declare or pay any dividends, distributions or other amounts of any class of its stock (other than amounts payable solely in its common stock) or directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock.

                  SECTION 7.5 Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates except as disclosed in Schedule 7.5 hereto.

8.       EVENTS OF DEFAULT

                  SECTION 8.1 If one or more of the following described "Events of Default" shall occur:

                  (1) any Loan Obligor shall default in the payment of (i) interest on a Revolving Credit Note , and such default shall continue for five
(5) business days after the due date thereof, or (ii) the principal of a Revolving Credit Note; or

                  (2) any of the representations or warranties made by any Loan Obligor in any Loan Document or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of any Loan Obligor in connection with the execution, delivery or performance of any Loan Document, including, but not limited to, the certificates required by Sections 5.1(6), 5.1(7), 5.2(1), 5.2(6) and 6.5, shall be false or misleading at the times as of which it is made; or

                  (3) any Loan Obligor shall fail to materially perform or observe any covenant or agreement in a Loan Document or any other covenant, term, provision, condition, agreement or obligation of such Loan Obligor under a Loan Document and such failure shall continue uncured for a period of ten (10) business days after notice of such failure; or

                  (4) the Borrower and its subsidiaries shall, on a consolidated basis, become insolvent; or

                  (5) any Loan Obligor shall (a) admit in writing its inability to pay its debts generally as they mature; (b) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (c) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

                  (6) a trustee, liquidator or receiver shall be appointed for a Loan Obligor or for a substantial part of its property or business without its consent and shall not be discharged within forty-five (45) days after such appointment; or

                  (7) any governmental agency or any court of competent jurisdiction shall assume custody or control of the whole or any substantial portion of the properties or assets of a Loan Obligor and shall not be dismissed within forty-five (45) days thereafter; or

                  (8) a Loan Obligor shall sell or otherwise transfer all or substantially all of its assets; or

                  (9) bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against any Loan Obligor and, if instituted against any Loan Obligor shall not be dismissed within forty-five
(45) days after such institution, or such Loan Obligor shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding; or

                  (10) any Loan Obligor shall be in default of any other of its indebtedness exceeding $100,000, or any other event shall have occurred, and as a result thereof the holders thereof shall have accelerated or shall have the right (upon the giving of notice, the passage of time, or both) to accelerate such indebtedness; or

                  (11) a "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act shall have been announced; or

                  (12) a tender offer by the Borrower under Rule 13e-4 promulgated pursuant to the Exchange Act shall have been announced (i) on or before the eighteen (18) month anniversary of the Closing Date, and/or (ii) to which the Borrower is or will be required to dedicate more than 10% of its available cash and marketable securities; or

                  (13) an Event of Default shall have occurred under any other Loan Documents, the Debenture, the Purchase Agreement (as defined in the Debenture) or the Registration Rights Agreement (as defined in the Debenture) all as may be amended and supplemented on or after the date hereof; or

                  (14) a Change in Control shall have occurred; or

                  (15) failure to deliver the information called for under
Section 6.5, in the form required, on or before the due date thereof; or

                  (16) the total value of the Eligible Accounts of the Loan Obligors less, if any, the total outstanding principal balance of Revolving Credit Loans to all Loan Obligors (the "Eligible Account Cushion") shall be less than $7,000,000. If the Eligible Account Cushion is less than $7,000,000 and can be restored to a number greater than or equal to $7,000,000 by a prepayment of the Revolving Credit Loans, an Event of Default shall not exist by reason of this paragraph (16) if such prepayment is made concurrently with the delivery of the certificate required by Section 6.5 at the time required for such delivery; or

                  (17) the aggregate Eligible Accounts for all Loan Obligors is less than $7,000,000 at any time the Loan Obligors are required to determine the Eligible Accounts pursuant to Section 6.5;

then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Lenders (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of any Lender such Lender may declare its Revolving Credit Notes issued by any and all Loan Obligors immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any other instruments contained to the contrary notwithstanding, and the Lender may immediately, and without expiration of any period of grace, enforce any and all of the Lender's rights and remedies provided herein or any other rights or remedies afforded by law.

9.       FEES AND EXPENSES.

                  SECTION 9.1 Fees and Expenses. The Loan Obligors shall assume and pay to Lenders upon demand all ordinary and necessary costs and expenses incurred by the Lenders in connection with the preparation and negotiation of Loan Documents, the making of the Revolving Credit Loans, due diligence and the protection and enforcement of Lenders' rights granted under the Loan Documents, including without limitation all fees and expenses (up to $175,000 of Lenders' legal counsel. The payment due hereunder shall be due upon execution of this Agreement. Loan Obligors shall pay the estimated fees and expenses of Lenders' legal counsel as provided by such counsel (up to the maximum amount); if the actual fees and expenses are less, the excess will be returned; if the actual fees and expenses are more, Loan Obligors shall pay the shortfall (up to the maximum). A Lender may pay the estimated amount of such fees and expenses and have it credited to such Lender's obligation to extend a loan (the payment to such counsel shall be deemed loan proceeds received by the Loan Obligors).

                  SECTION 9.2 Costs and Expenses. The Loan Obligors agree to pay upon demand all of Lenders' out-of-pocket expenses, including reasonable attorneys' fees and expenses incurred in connection with the enforcement of the Loan Documents. Lenders may pay someone else to help collect the Revolving Credit Loans and to enforce the Loan Documents, and Loan Obligors will pay that amount. This includes Lenders' attorneys' reasonable legal fees and expenses, whether or not there is a lawsuit, including reasonable attorneys' fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Loan Obligors also will pay any court costs, in addition to all other sums provided by law.

10. INDEMNIFICATION BY THE BORROWER.

                  SECTION 10.1 Each Loan Obligor agrees to indemnify and hold each of the Lenders harmless from and against any and all damages, losses, liabilities, deficiencies, Taxes, costs and/or expenses (including all reasonable legal fees, expenses and other out-of-pocket costs) (collectively, "Damages") resulting from, arising out of or in connection with (a) any misrepresentation or breach of warranty on the part of any Loan Obligor under any Loan Document or non-fulfillment by any Loan Obligor of any covenant or agreement in any Loan Document, (b) the making of the loans pursuant to the Loan Documents and the status of a Lender thereunder and (c) enforcement of this
Section 10.1.

11.      MISCELLANEOUS

                  SECTION 11.1 Notices. All notices required to be given under this Security Agreement shall be given in writing and shall be effective when actually delivered or two (2) days after being deposited in the United States mail, first class, postage prepaid, addressed to the party to whom the notice is to be given or, if via facsimile, when sent via facsimile transmission to the party to whom the notice is to be given and confirmation of such transmission has been received, at the address and/or facsimile number shown below:

                  If to a Loan Obligor:

                  224 Harrison Street, 8th Floor
                  Syracuse, New York 13202
                  Attn:  Chief Executive Officer
                  Facsimile No.:  (315) 479-0824

                  with a copy to:

                  224 Harrison Street, 8th Floor
                  Syracuse, New York 13202
                  Attn:  Chief Financial Officer
                  Facsimile No.:  (315) 479-0824

                  And a copy to:

                  224 Harrison Street, 8th Floor
                  Syracuse, New York 13202
                  Attn:  General Counsel
                  Facsimile No.:  (315) 479-0824

                  If to the Collateral Agent:
                  c/o The Palladin Group, L.P.
                  195 Maplewood Avenue
                  Maplewood, New Jersey 07040
                  Facsimile No:  (973) 313-6491
                  Attn:  Robert L. Chender, Esq.

                  with a copy to:

                  Kleinberg, Kaplan, Wolff & Cohen, P.C.
                  551 Fifth Avenue, 18th Floor
                  New York, New York 10176
                  Facsimile No:  (212) 986-8866
                  Attn:  Stephen M. Schultz, Esq.

                  If to Lenders:

                  To each Lender at the address
                  and or fax number set forth on
                  Schedule I to the Purchase Agreement

                  with a copy to:  Kleinberg, Kaplan, Wolff & Cohen, P.C.

                  551 Fifth Avenue, 18th Floor
                  New York, New York  10176
                  Facsimile No:  (212) 986-8866
                  Attn:  Stephen M. Schultz, Esq.

                  Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party's address. For notice purposes, Borrower agrees to keep the Collateral Agent informed at all times of Borrower's current addresses.

                  SECTION 11.2 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Obligors herein and in the certificates or other instruments prepared or delivered in connection with this Agreement, any of the Security Documents or any other Loan Document, shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Revolving Credit Loans and the execution and delivery to the Lenders of their respective Revolving Credit Notes and the occurrence of any other Credit Event and shall continue in full force and effect as long as the principal of or any accrued interest on the Revolving Credit Notes or any other fee or amount payable under the Revolving Credit Note or this Agreement or any other Loan Document is outstanding and unpaid and so long as the Revolving Credit Commitment has not been terminated.

                  SECTION 11.3 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Loan Obligors or the Lenders, that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

                  SECTION 11.4 Applicable Law. THIS AGREEMENT AND THE NOTES AND THE OTHER LOAN DOCUMENTS, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

                  SECTION 11.5 Payments. Should the principal of or interest on the Revolving Credit Notes or any fee or other amount payable hereunder become due and payable on other than a Business Day, payment in respect thereof may be made on the next succeeding Business Day (except as otherwise specified in the definition of "Interest Period"), and such extension of time shall in such case be included in computing interest, if any, in connection with such payment. All payments by the Loan Obligors hereunder and all Revolving Credit Loans made by the Lenders hereunder shall be made in lawful money of the United States of America in immediately available funds. Payments to the Lenders shall be in accordance with written wire instructions provided by such Lenders.

                  SECTION 11.6 Waivers; Amendments. No failure or delay of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they may otherwise have. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Obligors and the Lenders. Notwithstanding anything to the contrary herein, at the request of the Lenders, reasonable changes shall be made to any certificates required to be delivered by Loan Obligors pursuant to Sections 5 and 6.5 to enable the Lenders to verify compliance by the Loan Obligors with the terms of the Loan Documents.

                  SECTION 11.7 Severability. In the event any one or more of the provisions contained in this Agreement or in the Revolving Credit Note or any of the other Loan Documents should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.

                  SECTION 11.8 Entire Agreement; WAIVER OF JURY TRIAL, etc. (a) This Agreement, the Revolving Credit Note and the other Loan Documents constitute the entire contract between the parties hereto relative to the subject matter hereof. Any previous agreement among the parties hereto with respect to the subject matter hereof is superseded by this Agreement, the Revolving Credit Notes and the other Loan Documents. Except as expressly provided herein or in the Revolving Credit Note or the Loan Documents (other than this Agreement), nothing in this Agreement, the Revolving Credit Note or in the other Loan Documents, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement, the Revolving Credit Note or the other Loan Documents.

                  (1) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                  (2) Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover special, indirect, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual or direct damages.

                  SECTION 11.9 Confidentiality. The Lenders agrees to keep confidential (and to cause their respective officers, directors, employees, agents and representatives to keep confidential) any non-public information, materials and documents that may be furnished to the Lenders (the "Information"). Notwithstanding the foregoing, the Lenders shall be permitted to disclose Information (i) to such of its officers, directors, employees, agents and representatives as need to know such Information in connection with its participation in any of the Transactions or the administration of this Agreement or the other Loan Documents; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement,
(B) becomes available to the Lenders on a non-confidential basis from a source other than the Loan Obligors or (C) was available to the Lenders on a non-confidential basis prior to its disclosure to the Lenders by a Loan Obligor;
(iv) to the extent the Loan Obligors shall have consented to such disclosure in writing; or (v) in connection with the sale of any Collateral pursuant to the provisions of any of the other Loan Documents. The trading by any of the Lenders in any securities of Borrower, including, but not limited to options and other derivatives with respect to Borrower's securities, while in possession of any Information with respect to Borrower or its Subsidiaries provided by any Loan Obligor pursuant to any of the Loan Documents, including Information provided after the date hereof, will not constitute a misappropriation of such Information by the Lenders and will not constitute a violation of any obligation or duty owed by any Lender to any Loan Obligor.

                  SECTION 11.10 Submission to Jurisdiction. (a) Any legal action or proceeding with respect to this Agreement or the Revolving Credit Note or any other Loan Document may be brought in the courts of the State of New York located in New York County or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Loan Obligor hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Loan Obligors and each of the Lenders hereby irrevocably waive, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any.

                  SECTION 11.11 Subsidiary Liability. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Subsidiary hereunder and under the other Loan Documents shall in no event exceed the amount allowed under applicable federal and state laws, including laws relating to the insolvency of debtors, fraudulent conveyance or transfer or laws affecting the rights of creditors generally (after giving effect to the right of contribution established in Section 11.12).

                  SECTION 11.12 Right Of Contribution. Each Loan Obligor hereby agrees that to the extent that a Loan Obligor shall have paid more than its proportionate share of any payment made hereunder, such Loan Obligor shall be entitled to seek and receive contribution from and against any other Loan Obligor hereunder which has not paid its proportionate share of such payment. Each Loan Obligor's right of contribution shall be subject to the terms and conditions of Section 11.13. The provisions of this Section 11.12 shall in no respect limit the obligations and liabilities of any Loan Obligor to the Lenders, and each Loan Obligor shall remain liable to the Lenders for the full amount for which such Loan Obligor is obligated hereunder.

                  SECTION 11.13 No Subrogation. Notwithstanding any payment made by any Loan Obligor hereunder or any set-off or application of funds of any Loan Obligor by the Lenders, no Loan Obligor shall be entitled to be subrogated to any of the rights of the Lenders against a Loan Obligor or any collateral security or guarantee or right of offset held by the Lenders for the payment of the Obligations, nor shall any Loan Obligor seek or be entitled to seek any contribution or reimbursement from another Loan Obligor in respect of payments made by such Loan Obligor hereunder, until all amounts owing to the Lenders by the Loan Obligors under any Loan Document or under the Debentures are paid in full. If any amount shall be paid to any Loan Obligor on account of such subrogation rights at any time when any such amounts shall not have been paid in full, such amount shall be held by such Loan Obligor in trust for the Lenders, segregated from other funds of such Loan Obligor, and shall, forthwith upon receipt by such Loan Obligor, be turned over to the Lenders in the exact form received by such Loan Obligor (duly indorsed by such Loan Obligor to the Lenders, if required), to be applied against the Obligations of the Loan Obligors under the Loan Documents and the Debentures, whether matured or unmatured, in such order as the Lenders may determine.

                  SECTION 11.14 Counterparts; Facsimile Signature. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed signature page hereto.

                  SECTION 11.15 Headings and Terms Generally. Article and Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person's successors and assigns, (c) the words "herein", "hereof' and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                  IN WITNESS WHEREOF, the Borrower and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            BORROWER:

                                            APPLIEDTHEORY CORPORATION

                                            By: /s/ Danny E. Stroud
                                               _________________________________
                                                Danny E. Stroud, President

                                            SUBSIDIARIES:

                                            APPLIEDTHEORY GEORGIA CORPORATION


                                            By: /s/ Danny E. Stroud
                                               _________________________________
                                                Danny E. Stroud, President

                                            APPLIEDTHEORY SEATTLE CORPORATION


                                            By: /s/ Danny E. Stroud
                                               _________________________________
                                                Danny E. Stroud, President

                                            APPLIEDTHEORY CALIFORNIA CORPORATION


                                            By: /s/ Danny E. Stroud
                                               _________________________________
                                                Danny E. Stroud, President

                                            APPLIEDTHEORY VIRGINIA CORPORATION


                                            By: /s/ Danny E. Stroud
                                               _________________________________
                                                Danny E. Stroud, President

                 [SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

                                            APPLIEDTHEORY AUSTIN CORPORATION


                                            By:      /s/ Danny E. Stroud
                                               _________________________________
                                                     Danny E. Stroud, President

                                            APPLIEDTHEORY COLORADO CORPORATION


                                            By:      /s/ Danny E. Stroud
                                               _________________________________
                                                     Danny E. Stroud, President

                                            LENDERS:

                                            HALIFAX FUND, L.P.
                                            By: The Palladin Group, L.P.,
                                                as Attorney-in-Fact

                                            By:      /s/ Maurice Hryshko
                                                ________________________________
                                                     Name:  Maurice Hryshko
                                                     Title:  Counsel

                                            PALLADIN PARTNERS I, L.P.
                                            By: The Palladin Group, L.P.,
                                                as Attorney-in-Fact

                                            By:      /s/ Maurice Hryshko
                                               _________________________________
                                                     Name:  Maurice Hryshko
                                                     Title:  Counsel

                                            PALLADIN OVERSEAS FUND LTD.
                                            By: The Palladin Group, L.P.,
                                                as Attorney-in-Fact

                                            By:      /s/ Maurice Hryshko
                                               _________________________________
                                                     Name:  Maurice Hryshko
                                                     Title:  Counsel

                                            DeAM CONVERTIBLE ARBITRAGE FUND,LTD.
                                            By: The Palladin Group, L.P., as
                                                Attorney-in-Fact

                                            By:      /s/ Maurice Hryshko
                                                ________________________________
                                                     Name:  Maurice Hryshko
                                                     Title:  Counsel

                 [SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

                                            LANCER SECURITIES (CAYMAN) LTD.
                                            By: The Palladin Group, L.P.,
                                                as Attorney-in-Fact

                                            By:      /s/ Maurice Hryshko
                                                ________________________________
                                                     Name:  Maurice Hryshko
                                                     Title:  Counsel

                                            ELLIOTT ASSOCIATES, L.P.


                                            By:      /s/ Paul E. Singer
                                                ________________________________
                                                     Name:  Paul E. Singer
                                                     Title:  General Partner

                                            ELLIOTT INTERNATIONAL, L.P.
                                            By: Elliott International Capital
                                                Advisors Inc., as
                                                Attorney-in-Fact

                                            By:      s/ Paul E. Singer
                                                ________________________________
                                                     Name:  Paul E. Singer,
                                                            President

                 [SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A         -        Lender's Commitments
Exhibit B         -        Form of Revolving Credit Note
Exhibit C         -        Form of Security Agreement
Exhibit D         -        List of Subsidiaries
Exhibit E         -        Form of Subsidiary Guarantee
Exhibit F         -        Form of Parent Guarantee
Exhibit G         -        Intellectual Property
Schedule 6.5      -        Borrowing Base Certificate
Schedule 7.1(6)            Existing Liens
Schedule 7.3      -        Existing Indebtedness
Schedule 7.5      -        Existing Transactions with Affiliates